Exhibit 10.2

Confidential

AMENDMENT TO

LICENSE AGREEMENT

This Amendment (the “Amendment”) to the Agreement (as defined below) is made as of June  29__, 2022 (the “Amendment Effective Date”) by and between DAIICHI SANKYO COMPANY, LIMITED, a Japanese corporation having an office and principal place of business at 5-1, Nihonbashi-honcho 3-chome Chuo-ku, Tokyo 103-8426, Japan (“Daiichi Sankyo”), and RAIN THERAPEUTICS INC., a Delaware corporation having an office and place of business at 8000 Jarvis Avenue, Suite 204, Newark, CA 94560, USA (“Rain”). Daiichi Sankyo and Rain are each referred to herein by name, individually as a “Party” or collectively as “Parties”. Unless otherwise defined in this Amendment, initially capitalized terms used herein shall have the meanings given to them in the Agreement.

BACKGROUND

A.

Daiichi Sankyo and Rain entered into that certain License Agreement, dated September 2, 2020, as amended pursuant to a Memorandum of Understanding dated effective March 3, 2022 (collectively, the “Agreement”).

B.

Daiichi Sankyo and Rain agree to delete the investigator-initiated clinical trial conducted by National Cancer Center Japan (DS-3032 IIS in patients with MDM2 amplified intimal sarcoma (NCCH1806)) (the “NCC Study”）from the list in the Exhibit D of the Agreement and to remove Know-How discovered or developed from the NCC Study from Daiichi Sankyo Know-How.

C.	Daiichi Sankyo and Rain now desire to amend the Agreement, all as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:

AGREEMENT

1.	Amendment to Section 5.2. Section 5.2 of the Agreement shall be amended and restated as set forth in Attachment 1 of this Amendment.
2.	Amendment of Section 7.6. Section 7.6 of the Agreement is hereby deleted and replaced in its entirety with the following:

7.6Publication by Academia.    Any academia, who has collaborated with Daiichi Sankyo under a particular agreement relating to the Licensed Compound as of the Effective Date, may publish or otherwise disclose the study design, the data and results of pre-clinical and clinical studies conducted under such agreement.  With the exception of any abstract, poster or slide deck presented at a conference by National Cancer Center Japan and any journal article submitted for publication by National Cancer Center Japan, Daiichi Sankyo shall give Rain at least twenty (20) Business Days to review and comment on the draft contents of any other abstract, poster or slide deck before such materials are presented at the applicable conferences and on the draft contents of any other journal article before such article is submitted for publication, provided that Rain acknowledges and agrees that the review period may be shorter, depending on the circumstances and demands of the academia.  Daiichi Sankyo shall incorporate any reasonable comments of Rain with respect thereto. Daiichi Sankyo will provide the draft in the language which it was drafted and Daiichi Sankyo shall not be obligated to translate such draft.

3.	Amendment to Exhibit D. Exhibit D of the Agreement is hereby deleted and replaced in its entirety with the following:

Exhibit D

Continuing Clinical Trials

U101/PTA	A Phase 1 Multiple Ascending Dose Study of DS-3032, in Subjects with Advanced Solid Tumors or Lymphomas
MDACC (MILA/LDAC/VEN)	A Phase 1/2 Study of the DS-3032 in Combination With Low Dose Cytarabine (LDAC) in Patients With Newly Diagnosed or Relapsed/Refractory Acute Myeloid Leukemia (AML)

4.

Release and Waiver.  In consideration of the reduced milestone payment (see amended Section 5.2(a)) and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Rain hereby irrevocably waives and unconditionally releases, to the full extent permitted by law, Daiichi Sankyo from any and all existing or future claims, rights and causes of action, whether known or unknown, that Rain had, has or may have arising out of the Agreement as it relates to any Know-How generated or derived from the NCC Study.

5.

No Other Modifications.  Except as specifically set forth in this Amendment, the Agreement remains in full force and effect in accordance with its terms. No subsequent alteration, amendment, change or addition to this Amendment shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

6.

Miscellaneous.  This Amendment, together with the Agreement, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter.  This Amendment may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives on the Amendment Effective Date.

DAIICHI SANKYO COMPANY, LIMITED	RAIN THERAPEUTICS INC.

/s/ Tetsuya Iwabuchi	/s/ Avanish Vellanki
By: Tetsuya Iwabuchi	By: Avanish Vellanki
Title: Vice President, Business Development & Licensing Department	Title: CEO

Attachment 1

5.2Development Milestones.  As further consideration for Daiichi Sankyo’s grant of the rights and licenses to Rain hereunder, Rain shall pay Daiichi Sankyo the following non-refundable, non-creditable, one-time milestone payments with respect to the Product upon achievement of the development milestone events described below.

Milestone Event	Payment Amount
a) Upon first dosing of first Phase 2 Clinical Trial	Two million Dollars ($2,000,000)
b) Upon enrollment of the first patient in the first Pivotal Clinical Trial	Two million five hundred thousand Dollars ($2,500,000)
c) Upon enrollment of the first patient in the first Pivotal Clinical Trial which is in a different Indication than b)	Three million Dollars ($3,000,000)
d) Upon acceptance by a Regulatory Authority of the first NDA filing	One million five hundred thousand Dollars ($1,500,000)
e) Upon acceptance by a Regulatory Authority of the first NDA filing which is in a different Indication than d)	Three million Dollars ($3,000,000)

f) Upon the first Marketing Approval by FDA

(i) Nine million Dollars ($9,000,000) in the case such Marketing Approval is a Full Approval, or

(ii) Five million Dollars ($5,000,000) in the case such Marketing Approval is a Conditional Approval, and then four million Dollars ($4,000,000) upon receiving Full Approval based on such Conditional Approval.

g) Upon the first Marketing Approval by FDA which is in a different Indication than f)

(i) Four million Dollars ($4,000,000) in the case such Marketing Approval is Full Approval

or

(ii) Two million Dollars ($2,000,000) in the case such Marketing Approval is Conditional Approval, and then Two million Dollars ($2,000,000) upon receiving Full Approval based on such Conditional Approval

h) Upon the first Marketing Approval by FDA which is in a different Indication than f) and g)

(i) Four million Dollars ($4,000,000) in the case such Marketing Approval is Full Approval

or

(ii) Two million Dollars ($2,000,000) in the case such Marketing Approval is Conditional Approval, and then Two million Dollars ($2,000,000) upon receiving Full Approval based on such Conditional Approval

i) Upon the first Marketing Approval by EMA

(i) Five million Dollars ($5,000,000) in the case such Marketing Approval is Full Approval

or

(ii) Three million Dollars ($3,000,000) in the case such Marketing Approval is Conditional Approval, and then Two million Dollars ($2,000,000) upon receiving Full Approval based on such Conditional Approval

j) Upon the first Marketing Approval by EMA which is in a different Indication than i)

(i) Three million Dollars ($3,000,000) in the case such Marketing Approval is Full Approval

or

(ii) One million five hundred thousand Dollars ($1,500,000) in the case such Marketing Approval is Conditional Approval, and then One million five hundred thousand Dollars ($1,500,000) upon receiving Full Approval based on such Conditional Approval

k) Upon the first Marketing Approval by EMA which is in a different Indication than i) and j)

(i) Three million Dollars ($3,000,000) in the case such Marketing Approval is Full Approval

or

(ii) One million five hundred thousand Dollars ($1,500,000) in the case such Marketing Approval is Conditional Approval, and then One million five hundred thousand Dollars ($1,500,000) upon receiving Full Approval based on such Conditional Approval

l) Upon the first Marketing Approval by a Regulatory Authority other than the FDA and EMA

(i) Five million Dollars ($5,000,000) in the case such Marketing Approval is Full Approval

or

(ii) Three million Dollars ($3,000,000) in the case such Marketing Approval is Conditional Approval, and then Two million Dollars ($2,000,000) upon receiving Full Approval based on such Conditional Approval

m) Upon the first Marketing Approval by a Regulatory Authority other than the FDA and EMA and such Marketing Approval is in a different region/country or different Indication than l)

(i) Three million Dollars ($3,000,000) in the case such Marketing Approval is Full Approval

or

(ii) One million five hundred thousand Dollars ($1,500,000) in the case such Marketing Approval is Conditional Approval, and then One million five hundred thousand Dollars ($1,500,000) upon receiving Full Approval based on such Conditional Approval

n) Upon the first Marketing Approval by a Regulatory Authority other than the FDA and EMA and such Marketing Approval is in a different region/country or different Indication than l) and m)

(i) Three million Dollars ($3,000,000) in the case such Marketing Approval is Full Approval

or

(ii) One million five hundred thousand Dollars ($1,500,000) in the case such Marketing Approval is Conditional Approval, and then One million five hundred thousand Dollars ($1,500,000) upon receiving Full Approval based on such Conditional Approval.

Rain shall promptly (and in any event within ten (10) Business Days after achievement of such milestone event) notify Daiichi Sankyo in writing of the achievement of any such milestone event. After receipt of such notice from Rain, Daiichi Sankyo shall issue Rain an invoice for the amount of the corresponding milestone payment.  Rain shall pay Daiichi Sankyo within thirty (30) Business Days after receipt of an invoice therefor from Daiichi Sankyo.  If at the time any given milestone payment set forth in this Section 5.2 is due for any country and Indication and one or more preceding milestone payments for antecedent milestone events for the same country and Indication have not been paid, then such unpaid precedent milestone payments shall be paid at such time as well. Notwithstanding the foregoing, in case the first clinical trial that achieved milestone event is Pivotal Clinical Trial for liposarcoma, then, milestone event a) and b) are achieved and milestone payments for milestone event a) and b) shall become due. Rain shall notify Daiichi Sankyo in writing (i) promptly after the achievement of such milestone event (“First Notice”) and (ii) on June 30th 2023 (“Second Notice”). Daiichi Sankyo shall issue Rain invoice for milestone event b) after receiving First Notice and issue invoice for milestone event a) after receiving Second Notice, which invoices Rain shall pay Daiichi Sankyo in accordance with this Section 5.2.  For clarity, Rain shall be required to pay each development milestone payment only once, regardless of the order in which the milestone events occur.